UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant               ☒
Filed by a Party other than the Registrant       ☐

Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

NMI Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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5)	Total fee paid:
☐    Fee paid previously with preliminary materials.
☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2)	Form, Schedule, or Registration Statement No.:
3)	Date Filed:

NMI HOLDINGS, INC.
2100 Powell Street, 12th Floor
Emeryville, CA 94608

SUPPLEMENTAL MATERIAL TO OUR PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 11, 2023

Appointment of Proxy Solicitor

Subsequent to the filing of the Proxy Statement for our Annual Meeting of Stockholders to be held on Thursday, May 11, 2023, NMI Holdings, Inc. (the "Company") engaged Alliance Advisors, LLC ("Alliance") to act as the Company's proxy advisor to assist the Company in soliciting proxies related to the proposals set forth in the Proxy Statement and to be voted upon at the Annual Meeting, and at any adjournments or postponements thereof. Alliance may solicit proxies personally, electronically or by telephone. The Company has agreed to pay Alliance a services fee, plus customary disbursements, which are not expected to exceed $14,000 for these services. The Company also agreed to indemnify Alliance against certain claims arising in connection with the proxy solicitation.

Except as described in this supplement, the information provided in the Proxy Statement continues to apply. To the extent information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement controls.